UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 25, 2004

International Steel Group Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-31926	71-0871875

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

4020 Kinross Lakes Parkway, Richfield, Ohio (Address of Principal Executive Offices)	44286-9000 (Zip Code)

Registrant’s telephone number, including area code:
(330) 659-9100

N/A

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Agreement.

     On October 25, 2004, International Steel Group Inc. (“ISG”) entered into a merger agreement with Ispat International N.V. (“Ispat”) and an Ispat subsidiary providing for a merger of ISG and the Ispat subsidiary. In the merger, ISG will become a wholly owned subsidiary of Ispat.

     At the effective time of the merger, ISG stockholders will be entitled to receive in exchange for each ISG common share (1) $42.00 in cash, (2) a number of Ispat Class A common shares equal to $42.00 divided by the average closing price for Ispat shares on the New York Stock Exchange for the 20 trading days ending two days prior to the effective time of the merger, up to a maximum of 1.21740 Ispat shares and a minimum of 0.95865 Ispat shares, or (3) a combination of $42.00 in cash and Ispat shares at the applicable exchange ratio.

     ISG stockholders will be entitled to elect to receive either cash, Ispat Class A shares or a mixture of both. However, no more than 50% of ISG’s shares will be converted into either cash or Ispat shares. Accordingly, the value per ISG share in the merger would be $42.00 per ISG share, or $4.2 billion in the aggregate, if the average price of Mittal Steel shares for the 20 trading days ending two days prior to the merger is between $34.50 and $43.81 per share. If the average price for Mittal Steel shares is lower than $34.50 per share or higher than $43.81 per share during that 20 day period, ISG shareholders will receive a fixed number of Ispat shares at the exchange ratios described above. The closing prices of Ispat and ISG shares on Friday, October 22, 2004 on the NYSE were $25.34 and $29.68, respectively, and on Wednesday, October 27, 2004, were $33.35 and $36.69, respectively. Because the ultimate amount to be received by ISG shareholders in the Ispat merger is dependent on market prices for Ispat shares, the value of the Ispat shares received by ISG shareholders may be higher or lower than $42.00 per share.

     The receipt of Ispat stock in the merger is expected to be tax free for U.S. federal income tax purposes, and the closing of the merger is subject to the receipt of opinions of counsel to that effect.

     The transaction is subject to the completion of the acquisition of LNM Holdings N.V. by Ispat, as described in the press release announcing the transaction which was filed by ISG on Form 8-K on October 25, 2004. In that transaction, Ispat will change its name to Mittal Steel Company N.V. In addition, the completion of the merger is subject to approval by the stockholders of ISG and Ispat as well as regulatory approvals, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the satisfaction of customary conditions.

     In connection with the merger agreement, the controlling stockholders of Ispat and LNM Holdings entered into agreements pursuant to which, among other things, they agreed to vote for, and support, respectively, the transactions described herein. Ispat required that Wilbur L. Ross, ISG’s Chairman, and Rodney Mott, ISG’s Chief Executive Officer, and their respective affiliates enter into an agreement in which, among other things, they each severally agreed to vote in favor of the merger, unless the merger agreement is terminated by ISG’s board of directors, and granted an option to purchase their ISG shares in certain circumstances involving a termination of the merger agreement. Mr. Ross and Mr. Mott beneficially own 6.9% and 1.4%, respectively, of ISG’s common shares.

     The description of the above-referenced documents does not purport to be complete and is qualified in its entirety by reference to the complete text of the documents referred to above, copies of which are filed as Exhibits 2.1, 10.1, 10.2 and 99.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits:

Exhibit No.	Description
2.1	Agreement and Plan of Merger and Reorganization among Ispat International N.V., Park Acquisition Corp. and International Steel Group Inc.

10.1	Parent Shareholder Support Agreement between International Steel Group Inc. and Ispat International Investments, S.L.

10.2	Letter Agreement between Richmond Investment Holdings Limited and International Steel Group Inc.

99.1	Company Shareholder Support Agreement among Ispat International N.V. and certain ISG shareholders.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 27, 2004

INTERNATIONAL STEEL GROUP INC.
By:	/s/ Rodney B. Mott
	Name:	Rodney B. Mott
	Title:	President & Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger and Reorganization among Ispat International N.V., Park Acquisition Corp. and International Steel Group Inc.

10.1	Parent Shareholder Support Agreement between International Steel Group Inc. and Ispat International Investments, S.L.

10.2	Letter Agreement between Richmond Investment Holdings Limited and International Steel Group Inc.

99.1	Company Shareholder Support Agreement among Ispat International N.V. and certain ISG shareholders.